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                                                                     Exhibit 4.7


                          WEBCRAFT TECHNOLOGIES, INC.
             FIRST AMENDMENT TO EMPLOYEE ACCUMULATED SAVINGS TRUST

      Webcraft Technologies, Inc., a corporation organized and existing under the laws of the State of Delaware with offices at 2 Walnut Grove, Horsham, PA ("Employer") and the Webcraft Retirement Committee hereby amend the Employee Accumulated Savings Trust ("EAST") pursuant to Section VII thereof as follows:

      1. Article VI is hereby amended by the addition of the following paragraph 6.13.

      6.13 TRANSFER OF INTEREST
      Notwithstanding any other provision contained in this Plan, upon receipt of the written election of a Participant, the Administrator shall direct the Trustee to transfer the Vested interest, if any, of such Participant in his account to another trust forming part of a pension, profit sharing or stock bonus plan of the Employer which meets and is represented by said employer in writing as meeting the requirements of Code Section 401(a), provided that the trust to which such transfers are made permits the transfer to be made; and further provided that any such transfer shall not eliminate or reduce a benefit protected under Code Section 411(d)(6) and is conditioned on a voluntary, fully informed election by the Participant.

      This Amendment shall become retroactively effective to the 1st day of January, 1996.

      Except as hereinabove amended said EAST is hereby ratified and confirmed and shall continue in full force and effect.

      IN WITNESS WHEREOF, the Webcraft Retirement Committee has hereunto set its hand and has caused these presents to be executed as of the 6th day of November, 1996.

WITNESS:                                        WEBCRAFT RETIREMENT COMMITTEE


/s/ Andrea Grey                                 By: /s/ Ira M. Horowitz
--------------------                               --------------------------
                                                    Secretary